Orion Marine Group Updates Investors
HOUSTON, April 11, 2014 -- Orion Marine Group, Inc. (NYSE: ORN) (the "Company"), a leading heavy civil marine contractor serving the infrastructure sector, today is providing it's investors an update on the Company's outlook and end markets.
Market Outlook
As expected, 2014 began with a slight pull back as a result of projects experiencing accelerated production in the fourth quarter of last year. In the first quarter, the Company bid on approximately $273 million worth of opportunities and was successful on approximately $89 million, representing a win rate of approximately 33%. Additionally, the Company currently has approximately $230 million worth of bids outstanding, of which it is the apparent low bidder on approximately $77 million. The Company reminds investors that the timing and size of awards can and does affect the win rate in any particular quarter. As the larger projects announced by the Company last year commence in the second quarter, utilization of equipment is expected to improve in the back half of the year.
Federal Update
Despite having funding for the balance of Fiscal Year 2014 in place for the Army Corps of Engineers, the Company has not seen a meaningful improvement in Corps lettings. The Company is hopeful for improvement in Corps lettings in the second half of this year as the Corps begins to liquidate their budget. The Company will also continue to monitor the appropriations process for the Army Corps of Engineers for Fiscal Year 2015, under the two year budget deal reached in December 2013.
The Company continues to monitor the progress of both water bills currently being reconciled in conference committee (WRRDA & HMTF Act of 2013). The Company expects the bill to be approved by committee and signed into law sometime in the second quarter. While the authorization of several water infrastructure projects and partial fix to Harbor Maintenance Trust Fund expenditures will benefit the Company in the long term, it does not believe it will realize an immediate impact from the passage of this bill.
Regarding coastal restoration opportunities, the second portion of the two-part federal trial continues in New Orleans. This phase will determine the amount of oil released in the 2010 Gulf of Mexico oil spill. Once a quantity has been determined, Clean Water Act fines will then be levied against the responsible parties. Under the RESTORE Act, 80% of the fines collected will go to the five Gulf Coast states for coastal restoration.
State Update
The Company continues see a steady amount of bridge opportunities from various state Departments of Transportation. The current transportation bill expires September of 2014, and the Company will be closely monitoring funding developments, preferring to see a long-term bill passed providing funding clarity for the next five years. Bid pricing for these projects, while stable, has not seen improvement to date.
Local & Private Update
Capital improvement plans continue to be implemented in various stages by local port authorities throughout the Gulf Coast and Southeast Atlantic in order to prepare for larger ships that will transit the expanded Panama Canal. The timing of completion of the canal has been delayed due to contractor disputes on the project but the Company expects it to be finished in the 2015 - 2016 timeframe.
Demand from the private sector to repair, expand, and refurbish their waterside infrastructure also continues to be a powerful driver of increased equipment utilization in the Gulf Coast and Caribbean for The Company. Bid opportunities remain strong in this sector and are expected to continue for the foreseeable future.
The Company’s Dredge Material Placement Area (DMPA) along the northern portion of the Houston Ship Channel purchased in the first quarter will also allow the Company to bring an additional service offering to existing and potential clients in the area. The Company is currently engaged in site preparation to receive dredge material and is hopeful to begin pumping into the area by the third quarter.
About Orion Marine Group
Orion Marine Group, Inc. provides a broad range of marine construction and specialty services on, over and under the water along the Gulf Coast, the Atlantic Seaboard, the West Coast, Alaska, Canada, and the Caribbean Basin and acts as a single source turn-key solution for its customers’ marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a near 100-year legacy of successful operations.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start dates, expected project duration, estimated project completion dates, anticipated revenues, and contract options, which may or may not be awarded in the future, including the statements set forth above in this press release. Forward looking statements involve risks, including those associated with the Company’s fixed price contracts, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, and any potential contract options, which may or may not be awarded in the future, which awards are in the sole discretion of the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company’s plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company’s Annual Report on Form 10-K, filed on March 27, 2014, which is available on its website at www.orionmarinegroup.com or at the SEC’s website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

SOURCE: Orion Marine Group, Inc.
Orion Marine Group, Inc.
Drew Swerdlow, Sr. Analyst, Finance & Investor Relations, 713-852-6582